                                                  SECURITIES AND EXCHANGE COMMISSION

                                                        Washington, D.C. 20549

                                                            AMENDMENT NO. 1
                                                                  TO
                                                               FORM N-8A

                                  AMENDED NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

                                                 OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned  investment  company hereby notifies the Securities and Exchange  Commission that it amends its registration  under and pursuant  to the  provisions  of Section  8(a) of the  Investment  Company  Act of 1940 and in  connection  with such  notification  of registration submits the following information:

Name:    American Skandia Life Assurance Corporation Variable Account B
         (Formerly American Skandia Life Assurance Corporation Variable Account B Class 1)

Address of Principal Business Office: One Corporate Drive, Shelton, Connecticut 06484

Telephone Number: (203) 926-1888

Name and address of agent for service of process: Kirk Wickman, Senior Vice President & General Counsel
American Skandia Life Assurance Corporation, One Corporate Drive, P.O. Box 883 Shelton, Connecticut 06484-0883

Check Appropriate Box:

Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940  concurrently  with the filing of form N-8A:

YES[ ]   NO[ X ]

Pursuant to the  requirements  of the Investment  Company Act of 1940, the Depositor of the Registrant has caused this  notification of registration  to be duly  signed on behalf of the  Registrant  in the City of  Shelton,  State of  Connecticut,  on the  ______  day of
November, 2002.

                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                     VARIABLE ACCOUNT B
                                            (REGISTRANT)
                                            BY:
                                            AMERICAN SKANDIA LIFE ASSURANCE CORPORATION (DEPOSITOR)
                                            BY:

                                            /s/ Kirk Wickman
                                            -----------------------------------------------------

                                            Kirk Wickman, Senior Vice President & General Counsel

ATTEST:

/s/ Kathleen A. Chapman
-----------------------------------------------------
Kathleen A. Chapman, Corporate Secretary